Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ruby Tuesday, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 033-20585 and 333-03153) on Form S-8 of Ruby Tuesday, Inc. of our report dated June 28, 2007, with respect to the financial statements and supplemental schedule of the Ruby Tuesday, Inc. Salary Deferral Plan as of December 31, 2006 and 2005 and for the year ended December 31, 2006, which report appears in the December 31, 2006 annual report on Form 11-K of the Ruby Tuesday, Inc. Salary Deferral Plan.

/s/ KPMG LLP

Louisville, Kentucky
June 28, 2007